                                                                    EXHIBIT 10.3

                         GLUCOSE SENSOR OPTION AGREEMENT


                  THIS GLUCOSE SENSOR OPTION AGREEMENT ("Agreement") is made as of this 1st day of September, 1998 by and between MINIMED INC. ("MiniMed"), a Delaware corporation, and MEDICAL RESEARCH GROUP, LLC ("MRG"), a California limited liability company, with respect to the following facts:

                                    RECITALS

                  A. MRG is developing and holds available for license or sub-license certain long-term glucose sensor system technology based, in part, on technology described and claimed in certain invention disclosures, patent applications and issued patents owned by MRG, the Regents of the University of California and the Alfred E. Mann Foundation for Scientific Research (the "Mann Foundation"). Some of this technology has been licensed to MRG by the Regents of the University of California and the Mann Foundation.

                  B. MiniMed desires to obtain an option to purchase the worldwide distribution rights with respect to the long-term glucose sensor technology upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       DEFINITIONS

                  1.1 AFFILIATE. A Person or entity, including Subsidiaries, that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the designated party, but only for as long as such control relationship exists. For purposes of this definition, "control" shall include (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, and (b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits.

                  1.2 CLOSED LOOP SYSTEM. A system that includes an implantable insulin pump and Long-Term Glucose Sensor in which the Long-Term Glucose Sensor fully and automatically controls insulin delivery except for possible patient intervention to indicate a meal.

                  1.3 CONFIDENTIAL INFORMATION. All information of MRG or MiniMed that (a) is not generally available from public sources, although information shall not cease to be Confidential Information if it becomes publicly available as a result of a breach of this Agreement, and (b) is either designated as Confidential Information or is of such nature or is disclosed in such manner that the fact that it is not publicly available would be obvious to a reasonable person under the circumstance.

                  1.4 EFFECTIVE DATE. The Effective Date shall be the date of this Agreement.

                  1.5 FDA. The United States Food and Drug Administration or any successor entity having substantially the same authority.

                  1.6 GLUCOSE CONTROLLER. An apparatus or system which utilizes Glucose Sensing Technology to control an insulin infusion device in a human or in an animal.

                  1.7 GLUCOSE MONITOR. Any monitor product utilizing Glucose Sensing Technology to provide indications of glucose concentration or changes in glucose concentration in a human or in an animal.

                  1.8 GLUCOSE SENSING TECHNOLOGY. Technology relating to implantable glucose sensors intended to be used in vivo in humans or in animals for a period of at least forty-five days before replacement, including Improvements thereto.

                  1.9 IMPROVEMENT. Any change, addition or deletion in the design, configuration, formulation, ingredients, components, or software of an apparatus or system, or in the formulas, processes, procedures, methods or techniques used in its manufacture, production or assembly, that enhances the performance of an apparatus or system or that makes it quicker, easier or less expensive to manufacture, assemble, distribute, store, use or dispose of.

                  1.10 THE IMPLANTABLE PUMP LICENSE AND DISTRIBUTION AGREEMENT. The Implantable Pump License and Distribution Agreement dated the same date hereof by and between MiniMed and MRG.

                  1.11 JOHNS HOPKINS RIGHTS. All rights which MiniMed now has to Technical Information as a result of or relating to any contract or agreement involving The Johns Hopkins University, including but not limited to a License Agreement which The Johns Hopkins University and Pacesetter Systems, Inc. entered into on February 13, 1980, any Addendum or Amendment to said License Agreement and the Novation Agreement made April 29, 1992, by and between the Applied Physics Laboratories of The Johns Hopkins University, Pacesetter Infusion, Ltd. and MiniMed Technologies, Ltd.

                  1.12 LICENSED PRODUCTS. A Target Product which utilizes MRG's Glucose Sensing Technology, including all accessories therefor and the Long-Term Glucose Sensor itself. Glucose Controllers and Glucose Monitors used with Long-Term Glucose Sensors are Licensed Products. They are expected to be incorporated into the implantable insulin pump, but for purposes of this Agreement, the implantable pump itself (excluding the Glucose Controller and Glucose Monitor) is not a Licensed Product.

                  1.13 LICENSED SENSOR RIGHTS. MRG's rights to any patent or Technology included within MRG's Glucose Sensing Technology.

                  1.14 LIST PRICE The price generally published from time to time for a product offered for sale in a particular market in particular quantities to Third Parties unrelated to either Party who are not sales agents, sales representatives, dealer or distributors, but instead utilize the product for themselves or in providing medical care to unrelated persons.

                  1.15 LONG-TERM GLUCOSE SENSOR. Any sensor using MRG's Glucose Sensor Technology, the principal purpose of which is to detect the presence of, or to measure the quantity of, or any change in the quantity of, glucose in the body of a human or animal subject that is intended to be used in vivo with an implantable microinfusion pump system for at least forty-five days before replacement, including Improvements and all accessories and components of the sensor. The lead connecting the Long-Term Glucose Sensor to an implantable pump is not an accessory or component of the Long-Term Glucose Sensor but is a part of the implantable pump system.

                  1.16 MANN FOUNDATION RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Mann Foundation, including but not limited to all rights under a License Agreement dated February 6, 1996 between MRG and the Mann Foundation, as amended April 17, 1998.

                  1.17 MRG'S GLUCOSE SENSING TECHNOLOGY. All rights which MRG has and hereafter develops or acquires to Glucose Sensing Technology and Licensed Products, including but not limited to, Mann Foundation Rights and UC Rights as such rights relate to Glucose Sensing Technology. MRG's Glucose Sensing Technology shall not include any glucose sensing technology under development, developed or licensed by MiniMed.

                  1.18 PARTY. Either entity that is a signatory to this Agreement.

                  1.19 PMA. Approval from the FDA to commercially distribute a medical device under the Pre Market Approval regulations.

                  1.20 PERSON. Any individual, partnership, association, joint stock company, joint venture, limited liability company, corporation, trust, unincorporated organization, other entity or government, or agency or political subdivision, economic unit or entity thereof, including, without limitation, either party to this Agreement and their respective Affiliates.

                  1.21 REGULATORY APPROVAL. Approval by appropriate authorities to allow commercial sale of any Licensed Product in a certain country or countries, for example the FDA PMA approval in the United States.

                  1.22 TARGET PRODUCT. A Glucose Controller or a Glucose Monitor utilizing an implantable glucose sensor suitable for use in vivo in humans or animals for a period of at least forty-five days before replacement.

                  1.23 TECHNICAL INFORMATION. Any information reasonably relevant to the Licensed Products or otherwise pertaining to the design, manufacture, assembly, production, operation, performance or use of the Licensed Products or any component of Licensed Products, including but not limited to invention disclosures, patent applications, issued patents, feasibility study information, testing and reliability information, specifications, documentation, drawings, computer programs, software, prototypes, and the like.

                  1.24 TECHNOLOGY. Any invention, development or Improvement, and any trade secret, "know-how", manufacturing formula, process, procedure, method or technique, whether or not patentable, copyrightable or otherwise protectable by law.

                  1.25 THIRD PARTY. Any Person other than the legal entities that are Parties to this Agreement.

                  1.26 TRANSFER PRICE. The price charged for any product by MRG to MiniMed.

                  1.27 UC RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Regents of the University of California, including the Exclusive License Agreement for Glucose Sensors and Systems, effective February 28, 1990, U.C. Agreement Control No. 90-04-0104.

                  1.28 WILSON GREATBATCH RIGHTS. All rights which MiniMed now has to Technical Information as a result of or relating to any contract or agreement involving Wilson Greatbatch Ltd., including but not limited to a License Agreement and a Supply Agreement, each made as of the 1st day of October, 1993, and any amendments thereto.

         2.       DEVELOPMENT OF LONG TERM GLUCOSE SENSOR

                  2.1 Promptly after the execution and delivery of this Agreement MRG will continue to use commercially reasonable efforts to diligently pursue the development of the Long-Term Glucose Sensor, including without limitations (a) all pre-clinical activity necessary to obtain approval from the FDA to conduct a clinical trial with respect to a fully implanted version of MRG's Long-Term Glucose Sensor in humans under the Investigational Device Exemption regulations adopted by the FDA (with commercially reasonable support from MiniMed's regulatory personnel), and (b) commencement of such a study in humans by the earliest reasonable date (the "Long-Term Glucose Sensor Development"). The period from the Effective Date until the commencement of the clinical trial is referred to herein as the Performance Period.

                  2.2 MONITORING OF DEVELOPMENT. Promptly after the execution and delivery of this Agreement MiniMed and MRG will each designate two representatives who will meet at least monthly so that MiniMed can monitor the development of the Long-Term Glucose Sensor. MRG will cooperate with the MiniMed representatives in good faith and will provide all information regarding the status of the development of the Long-Term Glucose Sensor as MiniMed may reasonably request, whether at the meetings of the representatives referred to above and at any other time.

         3.       CONFIDENTIAL INFORMATION

                  3.1 TREATMENT OF CONFIDENTIAL INFORMATION. MiniMed and MRG shall maintain all Confidential Information disclosed by the other Party pursuant to or during the performance of this Agreement in strict secrecy and confidence, and not disclose such Confidential Information to any Third Party, nor make any use of such information and Technology for its own benefit or gain except as is mutually agreed between the Parties or as otherwise provided for and permitted under this Agreement or the Implantable Pump License and Distribution Agreement. No Confidential Information or materials pertaining to Licensed Products, MRG's Glucose Sensing Technology or MiniMed's Pump Technology will be supplied to any other Person other than those approved in writing by MiniMed with respect to MiniMed's Confidential Information and by MRG with respect to MRG's Confidential Information, except disclosure to sublicensees, and contractors with a need to know and bound by confidentiality agreements, and to the FDA and similar regulatory agencies of information relative to obtaining regulatory approval. Confidential Information may also be supplied by MRG to proposed distributors if the Option expires without being exercised, if MiniMed repudiates the Option before it expires or if the Option is exercised and thereafter MRG reasonably believes, based on the quantity of Licensed Products ordered or purchased by MiniMed, that MRG will have the right to convert MiniMed's distribution rights to non-exclusive rights pursuant to Section 6.6.2 or terminate them pursuant to Section 6.6.3. Nothing in this Section 3 shall apply, however, to any disclosure that may be required by applicable law, including without limitation disclosures in documents filed with the Securities and Exchange Commission and in private placement memoranda used in connection with the sale of securities. MRG acknowledges its understanding and agreement that as a public company MiniMed has responsibilities to disclose certain information about its affairs and will be required to publicly disclose the existence of this Agreement and its material terms as well as future developments in the portion of its business to which this Agreement relates. MiniMed likewise acknowledges its understanding and agreement that MRG may be required to make similar disclosure in connection with its capital raising efforts.

                  3.2 REQUESTED DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to make any disclosure otherwise prohibited hereunder, the Party that is required to make disclosure (the "Disclosing Party") shall, to the extent reasonably practicable, provide the other Party with prompt notice of such requests or requirements prior to disclosure so that
(a) the other Party may seek an appropriate protective order or other remedy and/or (b) the Disclosing Party and the other Party can seek in good faith to consult with the Disclosing Party on the appropriate scope and approach to disclosure. In the event that such protective order or other remedy is not obtained, the Disclosing Party shall furnish only that portion of the Confidential Information which the Disclosing Party reasonably believes may be legally required to disclose and, to the extent reasonably practicable, to use reasonable efforts to obtain confidential treatment for the Confidential Information disclosed.

                  3.3 LIMITED RELEASE. MiniMed and MRG shall be released from the obligations of Section 3.1 to the extent that any of the disclosed information: (a) was already publicly available at the time of the disclosure by the other Party or (b) becomes publicly available through no fault of the receiving Party (but only after and only to the extent that it becomes publicly available).

                  3.4 TERM OF CONFIDENTIALITY. The obligation of MiniMed and MRG to receive and hold information disclosed by the other Party in confidence, as required by Section 3.1, shall terminate three (3) years after termination of this Agreement or ten years after the Effective Date of this Agreement, whichever is later, except that such obligations shall not terminate as to Technical Information which constitutes a trade secret until such time as that information has become publicly available.

         4.       [INTENTIONALLY OMITTED]

         5.       OPTION FOR EXCLUSIVE MARKETING AGREEMENT

                  5.1 GRANT OF OPTION. MRG hereby grants MiniMed the right and option (the "Option") to purchase the exclusive worldwide distribution rights with respect to the Long-Term Glucose Sensor and all other Licensed Products pursuant to the terms and conditions set forth in Section 6 (the "Exclusive Marketing Agreement"). The Option shall only be exercisable within 90 days after any fully implantable version of the Long-Term Glucose Sensor is first successfully implanted in human patients under an approved Investigational Device Exemption granted by the FDA or under approval of the relevant regulatory authority for the European Union. The Long-Term Glucose Sensor will be deemed to have been successfully implanted if for a period of at least thirty days it works continuously as designed, is not subject to being explanted and produces data that correlates to plasma glucose levels determined using accepted laboratory instruments or capillary glucose levels determined using conventional monitors, in either case, to the extent of at least 85%. The 90-day period within which the option must be exercised shall commence with the date of implant and shall include the thirty days referred to above. Said 90-day period to exercise the Option shall be extended by one day for each day after any such implant until MRG notifies MiniMed of the implant and one day for each day after the thirty days referred to above before MRG reports to MiniMed in writing on the results relevant to determining that the implant was successful. The fact that MiniMed's exclusive rights to distribute implantable pump systems may have become non exclusive under the Implantable Pump License and Distribution Agreement shall not affect MiniMed's right to exercise the Option and obtain the exclusive distribution rights referred to above.

                  5.2 EXERCISE OF OPTION. The Option may be exercised by MiniMed only by delivering written notice of its election to exercise within the 90 day period referred to in Section 5.1 (as that period may be extended pursuant to Section 5.1).

                  5.3 PURCHASE PRICE. The purchase price payable for the exclusive worldwide distribution rights with respect to the Long-Term Glucose Sensor and all the Licensed Products will be $30 million. The purchase price shall be payable within thirty (30) days after delivery of the notice of exercise pursuant to Section 5.2.

                  5.4 AVAILABILITY OF INFORMATION. MRG shall make reasonable efforts to keep MiniMed informed on a current basis of all facts and events relating to the Long-Term Glucose Sensor specifications, schedules and trial results which would be regarded as important to a reasonable and prudent person holding the right to exercise the Option in deciding whether or not to exercise (although not necessarily determinative in that decision).

                  5.5 PROHIBITION ON GRANTING LICENSES TO LICENSED SENSOR RIGHTS DURING OPTION. MRG shall not license any of the Licensed Sensor Rights to any Third Party prior to the expiration of the Option without it having been exercised or after exercise of the Option, except that MRG may grant licenses to utilize the Licensed Sensor Rights after MiniMed's distribution rights are converted to non-exclusive rights pursuant to Section 6.6.2, such rights are terminated pursuant to Section 6.6.3 or to the extent consented to in writing by MiniMed prior to the date of this Agreement.

                  5.6 EFFECTIVE DATE OF EXCLUSIVE MARKETING AGREEMENT. Section 6 shall not become effective if the notice of exercise is not given by MiniMed prior to the expiration of the Option or if MiniMed fails to pay the purchase price as required by Section 5.3.

         6.       CONTINGENT EXCLUSIVE MARKETING AGREEMENT

                  The provisions of this Section 6 shall commence to apply if and when the Option is exercised and MiniMed pays the purchase price to MRG.

                  6.1 CONTINGENT GRANT OF MARKETING RIGHTS. Subject to the foregoing condition, MRG hereby grants to MiniMed the exclusive worldwide marketing rights to promote, sell, market, distribute and use the Long-Term Glucose Sensor and all other Licensed Products for the Exclusive Marketing Agreement Term, subject to a limited reversion to non-exclusivity or termination pursuant to Section 6.6 of this Agreement.

                  6.2 THE EXCLUSIVE MARKETING AGREEMENT TERM. The "Exclusive Marketing Agreement Term" shall begin when and if MRG receives written notification of MiniMed's exercise of the Option as provided in Section 5.2 and payment of the purchase price as provided in Section 5.3, and shall continue perpetually thereafter unless terminated.

                  6.3 EXCLUSIVITY. Except as provided in Sections 6.6.2 and
6.6.3 of this Agreement, MRG shall have no right to grant to any Third Party the right to promote, sell, market, distribute or use the Long-Term Glucose Sensor or any other Licensed Product anywhere in the world during the Exclusive Marketing Agreement Term, and, except as provided in Sections 6.6.2 and 6.6.3, MRG will not sell or distribute the Long-Term Glucose Sensor or any other Licensed Product during the Exclusive Marketing Agreement Term except so as to fulfill its obligations to MiniMed under this Agreement.

                  6.4      PURCHASE OF LONG-TERM GLUCOSE SENSORS.

                           6.4.1 TRANSFER PRICES.  Once the Long-Term Glucose
Sensor is ready for production and MRG can lawfully sell such a device to MiniMed, MRG shall sell to MiniMed Long-Term Glucose Sensors at a Transfer Price equal to

                  (a) for sales to customers located in the U.S., the greater of the US Minimum Transfer Price established by MRG or sixty-five percent (65%) of the List Price of such Long-Term Glucose Sensors as determined by MiniMed and

                  (b) for sales to customers located in each respective market outside of the U.S., the greater of the OUS Minimum Transfer Price established by MRG or fifty-five percent (55%) of the List Price of such Long-Term Glucose Sensors as determined by MiniMed and upon such other terms and conditions as are customary and mutually agreed upon. Until 24 months after regulatory approval for sale in the US, the US Minimum Transfer Price shall not exceed Twenty Six Hundred Dollars ($2,600.00). Until 24 months after regulatory approval for sale in the EU or any other OUS jurisdiction reasonably agreeable to MRG and MiniMed the OUS Minimum Transfer Price shall not exceed Twenty Five Hundred Dollars ($2,500.00). Glucose Controllers and Glucose Monitors are not included in the Transfer Price of the Long-Term Glucose Sensors and are included in the Transfer Price of implantable insulin pump systems pursuant to the Implantable Pump License and Distribution Agreement. The lead connecting the Long-Term Glucose Sensor to an implantable pump likewise is not included in the Transfer Price of the Long-Term Glucose Sensor, is included in the price of the implantable pump system when sold with that system and is priced separately when sold separately as provided in the Implantable Pump License and Distribution Agreement.

                           6.4.2 MANUFACTURING.  Within a reasonable time after
MiniMed obtains Regulatory Approval for a Licensed Product from the FDA or any regulatory authorities of another jurisdiction approved by MiniMed, MRG will establish the capability to manufacture the Long-Term Glucose Sensor and the other Licensed Products meeting the then current specifications and the warranty set forth in Section 6.19 in the quantities and within the delivery times contemplated by this Agreement. If MRG fails to establish the capability to manufacture the Long-Term Glucose Sensor or any of the other Licensed Products in accordance with the requirements of the preceding sentence or thereafter loses that capability or fails to manufacture the Long-Term Glucose Sensors or the Licensed Products to be sold to MiniMed as contemplated by Section 6.4.2.1, then MiniMed shall have the right, in accordance with Section 6.4.3, to itself undertake the manufacture of the Long-Term Glucose Sensor and the other Licensed Products or contract with others to do so. Such right may only be exercised by giving written notice to MRG of MiniMed's intention to do so, and thereafter MRG will have 180 days in which to cure its failure to perform. Such cure shall be deemed effective only if MRG manufactures and delivers to MiniMed in accordance with the requirements of this Agreement that number of Long-Term Glucose Sensors and other Licensed Products which

MiniMed has ordered and MRG has failed to deliver and at least 80% of such products that meet the specification and warranty requirements referred to above.

                                    6.4.2.1 ORDERS FOR LICENSED PRODUCTS.
MiniMed and MRG will cooperate to ensure that MiniMed receives the quantities of Long-Term Glucose Sensors and other Licensed Products that it requires. Immediately upon obtaining the first regulatory approval referred to in Section
6.4.2 (or before, at MiniMed's option) MiniMed will place a firm purchase order with MRG for the quantity of Long-Term Glucose Sensors and other Licensed Products it requires over the next six month period. MiniMed and MRG will meet to review and agree to MiniMed's initial requirements. Thereafter, MiniMed will provide supplemental purchase orders periodically, but at least every two months, specifying the quantity of Long-Term Glucose Sensors and other Licensed Products MiniMed will require over the next six month period. MRG will have the right to refuse any purchase order that would exceed MRG's manufacturing capacity if that order exceeds, for any given six month period, more that 115% of the number of Long-Term Glucose Sensors or other Licensed Products purchased in the previous six month period. If MiniMed's requirements for Long-Term Glucose Sensors or other Licensed Products change such that MiniMed would like to amend these purchase orders MRG will attempt to accommodate those changes, but MRG may request additional payment from MiniMed beyond the agreed Transfer Prices to reflect any actual increases in MRG's costs. In the event of any disagreement as to whether the additional charges reflect actual increases in MRG's costs, the matter shall be settled by arbitration pursuant to Section 18.

                           6.4.3. MANUFACTURE BY MINIMED. If MiniMed undertakes
to manufacture the Long-Term Glucose Sensor and other Licensed Products under the provisions of Section 6.4.2, it will have the right to do so thereafter throughout the Exclusive Marketing Agreement Term provided that it complies with the following conditions: (1) MiniMed shall be required to pay a royalty to MRG equal to 8% of MiniMed's Long-Term Glucose Sensor sales from the sale, lease or other commercial exploitation of the Long-Term Glucose Sensors manufactured by it; (2) MiniMed shall be required to comply with all requisite obligations of a sublicensee arising after MiniMed undertakes to manufacture under the Exclusive License Agreement for Glucose Sensors and Systems with the Regents of the University of California effective February 28, 1990, U.C. Agreement Control No. 90-04-0104 and the License Agreement dated February 6, 1996 between MRG and the Mann Foundation, including the payment of any royalties or other compensation with respect to Long-Term Glucose Sensors manufactured by MiniMed under the present terms of such licenses or any revised terms agreed upon after the date hereof which are more favorable to MiniMed and (3) MiniMed shall not take any action or omit to take any action which would constitute a default of a sublicense under any such agreement. "Long-Term Glucose Sensor Sales" for this purpose shall mean the U.S. dollar amount of gross sales of Long-Term Glucose Sensors and other Licensed Products of MiniMed or any of its Affiliates, excluding amounts collected for any transportation, shipping and mailing costs; sales, use or excise taxes; customs, duties, tariffs or insurance and after subtracting all amounts refunded, allowed, credited or discounted with respect to Long-Term Glucose Sensors. If MiniMed elects to exercise the right to manufacture the Long-Term Glucose Sensors and other Licensed Products pursuant to this Agreement, MiniMed will have the right to use all Technology owned or licensed by MRG relating to the Long-Term Glucose

Sensor and the other Licensed Products for the purpose of manufacturing, distributing and selling Long-Term Glucose Sensors and the other Licensed Products provided that MiniMed complies with the requirements of (2) above and any requisite obligations owed by MRG under any other license to a Third Party, including the payment of any royalties. MRG will cooperate with MiniMed in providing technical information and assistance as MiniMed may reasonably require to manufacture Long-Term Glucose Sensors and other Licensed Products. If MiniMed manufactures the Long-Term Glucose Sensor and other Licensed Products the provisions of Sections 6.5 and 6.6 will continue to apply.

                  6.5 ABILITY TO SET LIST PRICE. MiniMed shall have the sole authority to establish List Prices for the Long Term Glucose Sensor.

                           6.5.1 ADJUSTMENT IN PRICES. If at anytime after
December 31, 2000 either Party believes that the Transfer Price arrangement for the Long-Term Glucose Sensor is materially unfair to it, the Parties will meet and seek in good faith to agree on revised prices that are agreeable to both Parties and approximate pricing structures that are customary for other comparable distribution arrangements involving high technology products. If the Parties are unable to agree on price, the matter shall be resolved by arbitration in accordance with Section 18.

                  6.6 PERFORMANCE REQUIREMENTS. For MiniMed to maintain exclusivity of its marketing rights granted under this Exclusive Marketing Agreement for the two separate geographic segments of (a) sales to customers located in the United States and (b) sales to customers located in any country other than the United States ("OUS"), MiniMed must satisfy both of the following requirements:

                           (i) MiniMed shall satisfy the minimum purchase
                  requirements set forth in Section 7.1 of the Implantable Pump License and Distribution Agreement (but only to the extent required to preserve its exclusive distribution rights thereunder) for each full calendar year commencing after it exercises the Option, whether or not its exclusive distribution rights under that Agreement have become non-exclusive, and

                           (ii) After the Long-Term Glucose Sensor and the other
                  related Licensed Products are commercially available as part of a Closed Loop System, MiniMed must purchase that number of Long-Term Glucose Sensors in each calendar year equal to the combined total of the US and the OUS "Minimum Purchase Requirements" determined as provided below.

The Minimum Purchase Requirement for each of the US and the OUS shall be determined by multiplying the number of implantable pump systems sold by MiniMed in the relevant jurisdiction (US or OUS) in each Annual Period by the applicable percentage in the table below for that Annual Period. The Minimum Purchase Requirements will be determined separately for the US and the OUS but the two separate amounts shall be combined for purposes of (ii) above. Long-Term Glucose Sensors that are sold as replacements for patients already having implanted pumps with sensors will count towards the Minimum Purchase Requirements.

                  Each Annual Period in the table below is measured for sales to customers located in the U. S. from the first day of the month following the latest of the date the Exclusive Marketing Agreement becomes effective, the end of the Performance Period (as defined in Section 2.1) or the date of the first Regulatory Approval of a Long-Term Glucose Sensor and the other related Licensed Products for use with an approved implantable pump system in a Closed Loop System for sales to customers located in the US. Each Annual Period in the following table is measured for OUS sales from the first day of the month following the latest of the date the Exclusive Marketing Agreement becomes effective, the end of the Performance Period referred to above or the date of first Regulatory Approval of a Long-Term Glucose Sensor and the other related Licensed Products for use with an approved implantable pump system in a Closed Loop System in the EU. Each such year referred to in the following table, whether applicable to sales in the United States or OUS sales, is referred to in this Agreement as an "Annual Period."

                                                           MINIMUM PERCENTAGE
                               ANNUAL PERIOD                FOR U.S. AND OUS
                               -------------               ------------------
             First Year                                            40%
             Second Year                                           50%
             Third Year                                            60%
             Fourth Year                                           70%
             Fifth Year                                            80%
             Each Year Thereafter                                  90%

                           6.6.1 DETERMINATION OF PURCHASE REQUIREMENTS. The
Minimum Purchase Requirements will be measured at the end of each relevant calendar year as follows:

                           (a) Because the Annual Periods in the table in
         Section 6.6 are intended to be 365-day periods from the date of Regulatory Approval (366 days for leap years), which will not necessarily be calendar years, an "Average Annual Percentage" for each calendar year will be determined based on the average monthly percentage for each Annual Period in the table. The average monthly percentage for each Annual Period will be calculated by dividing the applicable Minimum Percentage in the table by 12. Thus the average monthly percentage for the first Annual Period (the First Year in the table in Section 6.6) will be 3.33% and the average monthly percentage for the second Annual Period (the Second Year in the table) will be 4.167%. If Regulatory Approval is obtained on any day other than the first day of a calendar month, the first Annual Period will be deemed to commence on the first day of the next full calendar month.

                  (b) For each calendar year the Average Annual Percentage will be equal to the sum of the monthly average percentages for each month of the calendar year calculated as provided in (a) above. For example, if the first Regulatory Approval referred to in Section 6.6 is obtained in the US on March 20, 2005, the period from March 20, 2005 to March 31, 2005 will be disregarded and the average monthly percentage for the months from April 2005 through March 2006 will be 3.33%. The average monthly percentage for the months from April 2006 to March 2007 will be 4.167%. Therefore the Average Annual Percentage for calendar year 2006 will be the sum of the average monthly percentages for January through March 2006 at 3.33% per month plus the average monthly percentages for April through December 2006 at 4.167%, or a total of 47.5%.

                           (c) The total number of pump systems sold in the US or the OUS, as the case may be, during each calendar year (both those which include and do not include Long-Term Glucose Sensors) will then be multiplied by the Average Annual Percentage for that calendar year, and the resulting product will be the Minimum Purchase Requirement for the US or the OUS, as the case may be, for that calendar year.

                           (d) There will be no Minimum Purchase Requirement for any fractional calendar year after the first Regulatory Approval in the US or for any fractional calendar year after the first Regulatory Approval in the first jurisdiction in the OUS where Regulatory Approval is obtained. For example, if the first Regulatory Approval in the US is obtained on April 1, 2005, there will be no Minimum Purchase Requirement for the US for the calendar year 2005 and the Minimum Purchase Requirement for 2006 will be 47.5% calculated as provided in
         (c) above.

                           (e) Although any fractional calendar year after the first Regulatory Approval in the first jurisdiction in the OUS where Regulatory Approval is obtained will be disregarded, fractional years after the first Regulatory Approval in any other OUS jurisdictions will not be disregarded. Moreover, pump systems sold in those subsequent OUS jurisdictions will be included in the calculation of the Minimum Purchase Requirement for the OUS commencing with the first day of the first full calendar month after Regulatory Approval is obtained in each such jurisdiction (or commencing on the day Regulatory Approval is obtained if it is obtained on the first day of a calendar month).

                           (f) The Average Annual Percentage applicable to the OUS will depend upon the date of the first Regulatory Approval in the first OUS jurisdiction where such approval is obtained as provided in
         (d) above notwithstanding the fact that Regulatory Approval for other jurisdictions may be obtained in subsequent years. For example, if Regulatory Approval in the EU is obtained on April 1, 2005 and Regulatory Approval for Japan is obtained on July 1, 2007, pump systems sold in Japan on and after July 1, 2007 will be included in the calculation of the Minimum Purchase Requirement for the OUS for calendar year 2007 and subsequent years and the Average Annual Percentage applicable to all pump sales in the EU and Japan combined for calendar year 2007 would be 57.5%, the same Average Annual Percentage determined pursuant to (b) above that would apply to the OUS if Regulatory Approval had not been obtained in Japan.

                           (g) In calculating the Minimum Percentage Requirement for the OUS, sales of pump systems in all OUS jurisdictions for which the first Regulatory Approval described in Section 6.6 has not been obtained will be disregarded. Thus, in the calculation in (c) above sales of implantable pumps (both those which include and do not include a Long-Term Glucose Sensor) in OUS jurisdictions other than the EU and Japan would be disregarded (assuming Regulatory Approval in any such other jurisdiction has not been obtained).

                           (h) The EU shall be treated as a single jurisdiction for purposes of calculating OUS Minimum Purchase Requirements unless at some future date countries then having a majority of the population of all countries presently constituting the EU do not accept the concept of a single Regulatory Approval for all such countries.


                           (i) If Regulatory Approval is obtained and then suspended or revoked in any jurisdiction, pump systems sold to customers located in that jurisdiction, both those which include and do not include a Long-Term Glucose Sensor, will be disregarded in the calculation of Minimum Purchase Requirements until Regulatory Approval is reinstated. If Regulatory Approval is suspended or revoked in the US, (A) there shall be no Minimum Purchase Requirement for the US until Regulatory Approval is reinstated, (B) the calculation of that Minimum Purchase Requirement for the period after reinstatement shall be made in the manner contemplated by (c) above and (C) the Minimum Percentages in the table in Section 6.6 used to calculate the Average Annual Percentage will be based upon the date of obtaining the first Regulatory Approval without regard to any such suspension or revocation unless the period of suspension or revocation exceeds six months. In that event (X) the Minimum Percentage used for calculating the Average Annual Percentage for the calendar year in which reinstatement occurs will be the Minimum Percentage that was in effect for the Annual Period during which the suspension or revocation occurred, (Y) such Minimum Percentage shall remain in effect for 12 full calendar months after Regulatory Approval is reinstated and (Z) all increases in the Minimum Percentage shall occur at the beginning of the next succeeding 12 calendar month periods.

                           (j) Likewise, if Regulatory Approval in the EU is suspended or revoked, the Minimum Purchase Requirements for the OUS will be suspended and reinstated in the manner contemplated by (i) above. If Regulatory Approval is suspended or revoked for any OUS jurisdiction other than the EU, there shall be no effect on the Minimum Purchase Requirement for the OUS except that sales of pump systems, both those including and not including Long-Term Glucose Sensors, to customers located in that jurisdiction will be disregarded in the calculation until Regulatory Approval is reinstated.

                  An example of the application of Section 6.6 and this Section
6.6.1 is attached to this Agreement.

                           6.6.2 LOSS OF EXCLUSIVE RIGHTS. If during the
Exclusive Marketing Agreement Term purchases made in any calendar year by MiniMed from MRG for the U.S. and OUS combined do not equal at least the combined Minimum Purchase Requirements for the US and the OUS specified in
Section 6.6 and 6.6.1 for such calendar year and provided MRG can continue to supply the quantities of Long-Term Glucose Sensors and the other related Licensed Products set forth in Section 6.6.1 and is not otherwise in material default of this Agreement, MRG shall have the absolute right to convert MiniMed's marketing rights to a non-exclusive basis, unless within thirty (30) days after the end of such Annual Period MiniMed pays to MRG such sum as is representative of one-half of the Transfer Price of the quantity of Long-Term Glucose Sensors which would need to be purchased by MiniMed to bring the total minimum quantity for such calendar year up to at least such combined Minimum Purchase Requirements for the US and the OUS. In no event shall MiniMed's marketing rights be converted to a non-exclusive basis or terminated if the failure of MiniMed to purchase the required number of Long-Term Glucose Sensors is caused by the failure of MRG to provide, in accordance with the requirements of this Agreement (determined without regard to the doctrine of substantial performance and without regard to the 115% limitation set forth in Section 6.4.2.1), Long-Term Glucose Sensors or other Licensed Products which have been ordered by MiniMed.

                           If MRG fails to establish the capability to
manufacture Licensed Products and MiniMed exercises its right set forth in
Section 6.4.2 to itself undertake such manufacture or contract with others to do so, the Minimum Purchase Requirements set forth in Section 6.6.1 shall be adjusted so that they begin to apply for the first twelve calendar month period commencing after such capability is established as if that had been the First Year in the table set forth in Section 6.6 and shall progress as provided in the table substituting each such successive twelve calendar month period for each calendar year referred to in Section 6.6.1.

                           Likewise, if MRG loses said manufacturing capability
or if MRG fails to deliver or MiniMed is unable to manufacture or distribute Long-Term Glucose Sensors as a result of the assertion by a Third Party of any right to the Technology associated with the Long-Term Glucose Sensor, then the obligation to meet the Minimum Purchase Requirements shall be suspended until such time as either MRG or MiniMed or a Third Party with whom either of them contracts begins manufacturing or, in the case of the assertion of Third Party rights to the Technology, the inability of MRG to deliver or MiniMed to manufacture or distribute Long-Term Glucose Sensors is eliminated (as a result of legal proceedings or otherwise) and such delivery, manufacturing or distribution, as the case may be, begins. The Minimum Purchase Requirements for the first twelve calendar month period commencing thereafter shall be the same as the Minimum Purchase Requirements for the calendar year in which any such suspension occurred. The Minimum Purchase Requirements for each subsequent twelve calendar month period shall be equal to the Minimum Purchase Requirement for the calendar years subsequent to the year in which any such suspension occurred.

                           If during any calendar year (a) MRG fails to deliver
to MiniMed within the times required by this Agreement, all of the Long-Term Glucose Sensors (determined without regard to the 115% limitation set forth in Section 6.4.2.1 and the doctrine of substantial performance) ordered by MiniMed for delivery during that calendar year in accordance with the terms of this Agreement, or not ordered in accordance with the terms of this Agreement but as to which MRG accepts the order (the "Number of Sensors Ordered") or (b) any such sensors delivered during the calendar year fail to meet all of the requirements of this Agreement (including without limitation those set forth in Sections 6.12, 6.18 and 6.19), then the Minimum Purchase Requirement for that calendar year will be reduced by the number of Long-Term Glucose Sensors which are not so delivered plus those that do not meet such requirements (the "Shortfall"). In addition, the Minimum Purchase Requirement for each subsequent calendar year will be reduced by the percentage that the Shortfall represents of the Number of Sensors Ordered. Such reduction shall be made whether or not the Number of Sensors Ordered exceeds the 115% limitation set forth in Section 6.4.2.1.

                           In no event shall MiniMed's marketing rights be
converted to non-exclusive rights pursuant to this Section 6.6.2, nor shall such rights be terminated pursuant to Section 6.6.3 if the failure of MiniMed to meet the Minimum Purchase Requirement for any calendar year is caused by (a) the failure of MRG to deliver, in accordance with the terms of this Agreement (and without regard to the 115% limitation set forth in Section 6.4.2.1 and determined without regard to the doctrine of substantial performance), the Number of Sensors Ordered or (b) the failure of MRG to establish or maintain the capability to manufacture Long-Term Glucose Sensors or continuously maintain that capability or (c) the assertion of Third Party rights in the Technology associated with the Long-Term Glucose Sensor. The parties acknowledge that in the case of (b) or (c) MiniMed will not be obligated to place orders for Long-Term Glucose Sensors and therefore (b) and (c) will apply even if (a) does not.

                           6.6.3 TERMINATION OF RIGHTS. If during the Exclusive
Marketing Agreement Term purchases made in any two consecutive calendar years by MiniMed from MRG for each market segment have not met or exceeded the combined Minimum Purchase Requirements for the US and the OUS, or if MiniMed shall sell any Target Product that does not include a Long-Term Glucose Sensor purchased from MRG, MRG shall have the absolute right to terminate the Exclusive Marketing Agreement by payment to MiniMed of the amount of one-half of the purchase price set forth in Section 5.3 less one-half of any amount previously paid to MiniMed under Section 6.9.3.

                           6.6.4 SATISFACTION OF MINIMUM PURCHASE REQUIREMENTS.
If during the Exclusive Marketing Agreement Term purchases made in any calendar year by MiniMed from MRG for the U.S. and OUS geographic segments equal or exceed the combined Minimum Purchase Requirements for those segments specified in the above table for such Annual Period, MiniMed shall be deemed to have satisfied its obligations under Sections 6.6 and 6. 1 for such calendar year.

                           6.6.5 RIGHT TO SELL INVENTORY. In the event of
termination of the marketing rights under this Agreement pursuant to Section 6.6.3, MiniMed shall nonetheless have the right for one year from the effective date of termination to sell the inventory of Long Term Sensors and other Licensed Products in its possession at the time of termination, except, however, that MRG shall have the right but not the obligation to repurchase the Long Term Sensors and other Licensed Products in MiniMed's inventory at the price paid by MiniMed to MRG for purchase of such products.

                           6.6.6 NOTICE OF TERMINATION. To be effective MRG may
exercise its right to terminate the Exclusive Marketing Agreement or its exclusivity only if it elects to do so by delivering written notice to MiniMed within one hundred eighty (180) days after the end of the calendar year for which the required combined Minimum Purchase Requirements for the US and the OUS have not been met and MiniMed has failed to pay the amounts necessary to avoid any such termination.

                           6.6.7 OBLIGATIONS AFTER TERMINATION. In the event of
termination of the Exclusive Marketing Rights or the reduction of marketing rights to non-exclusive rights under this Agreement, MiniMed shall make commercially reasonable efforts to allow MRG to make and sell Licensed Products and/or implantable insulin pumps for use with a Long-Term Glucose Sensor under any PMA or similar authority that MiniMed may have, including access to appropriate clinical data, and shall provide MRG with reference rights to any PMA or similar approval.

                  6.7 PAYMENT. The purchase price payable by MiniMed to MRG pursuant to Section 6.4 shall be F.O.B. MRG's place of manufacture. Payment will be made by MiniMed in United States dollars within thirty (30) days after shipment. If any invoice is not paid by MiniMed in accordance with its terms and within thirty (30) days of notice of late payment, MRG may cancel or delay further shipments until such payment is made. All sales will be final, and no returns will be allowed except as set forth below in Section 6.18 for products not complying with MRG's warranty or the inspection specifications. In the event any payment payable by MiniMed to MRG pursuant to Section 6.4 shall not be paid promptly when due, the unpaid balance thereof shall bear interest at the lesser of (a) prime lending rate of Citibank N.A. from time to time in effect plus 1% or (b) maximum rate permitted by applicable law.

                  6.8      [INTENTIONALLY OMITTED]

                  6.9      DEFENSE OF TECHNOLOGY.

                           6.9.1 In the event either Party hereto discovers or
becomes aware of any infringement or possible infringement of, or attack or threatened attack on, any of the Licensed Sensor Rights, such Party immediately shall notify the other Party of the details of such infringement, possible infringement, attack or threatened attack. Promptly after such notification, the Parties will consult with each other as to the course of action to be taken.

                           6.9.2 MRG, in its sole discretion and at its sole
cost and expense and with counsel, reasonably satisfactory to MiniMed, shall take any and all appropriate legal action to defend the Licensed Sensor Rights against any suspected infringement or from any attack or threatened attack; provided, however, that MiniMed at all times shall have the right to participate fully in any such action at its own expense. In the event MRG fails within a reasonable time to initiate appropriate action in connection with any such suspected infringement, attack or threatened attack which in the reasonable judgment of MiniMed adversely affects or might adversely affect MiniMed's rights in, to or under the Licensed Sensor Rights, or fails to pursue such action vigorously once commenced, MiniMed upon notice to MRG shall have the right, but not the obligation, to initiate or pursue any such appropriate action in MRG's name but at MiniMed's risk and expense and MRG shall cooperate fully in any such action. Any judgment, damages, settlement or award which results from any such action shall be allocated (a) first, to MRG and MiniMed in proportion and to the extent of the actual costs incurred by each in connection therewith, and (b) thereafter, to MRG and MiniMed in proportion to their actual damages.

                           6.9.3 In the event of the occurrence of any claim
that any of the rights granted hereunder by MRG to MiniMed conflict with any patent, copyright or other proprietary right of any Third Party, the Parties hereto shall consult with each other regarding such claim and the avoidance of the same. In the event the Parties mutually determine that it is necessary or appropriate that MiniMed obtain a license from such Third Party in order for MiniMed to exercise the rights granted to it hereunder, the Parties shall use their best efforts to obtain such license on the most favorable terms practicable to MiniMed. In the event MiniMed is required by the terms of such license to pay royalties to such Third Party, MiniMed shall have the right to a refund of a portion of the Purchase Price paid hereunder by MiniMed in an amount equal to one half of the royalties paid to such Third Party up to a maximum of fifteen million dollars.

                  6.10 QUALITY CONTROL. MiniMed shall follow reasonable quality control standards established by MRG with respect to the storage, preservation and use of the Long-Term Glucose Sensors purchased under this Agreement.

                  6.11 FDA APPROVAL AND CLINICAL TRIALS.

                           6.11.1 MiniMed will use commercially reasonable
efforts to cause an appropriate application to be filed with the FDA for approval of the Long-Term Glucose Sensor and other Licensed Products for commercial distribution and to obtain such approval in the United States. In that connection, MiniMed will also use commercially reasonable efforts to conduct all clinical trials reasonably required by the FDA for such approval. The cost of obtaining and maintaining such regulatory approvals shall be borne equally by MiniMed and MRG. The results of these efforts shall be made available to MRG to the extent reasonably practicable and at MRG's expense. MRG shall reimburse MiniMed for its share of such cost from time to time within 30 days of each request for reimbursement by MiniMed accompanied by reasonable documentation of the costs to be reimbursed. Any amount not paid within the thirty (30) day period will bear interest at the lesser of (a) prime rate of Citibank N.A. from time to time in effect plus one percent or (b) the maximum rate permitted by applicable law. The value (determined at the established Transfer Prices) of implantable pumps, Long-Term Glucose Sensors and accessories and other Licensed Products provided by MRG for the support of the regulatory approvals will be credited towards MRG's share of the regulatory costs. MRG will cooperate with MiniMed in connection with obtaining FDA approval of the Long-Term Glucose Sensor and other Licensed Products, including cooperation with clinical trials and will provide to MiniMed such information as it possesses and MiniMed reasonably requests in connection with obtaining FDA approval on such clinical trials or both.

                           6.11.2 MiniMed will also have the right at its own
expense to apply for and obtain regulatory approval for commercial distribution of the Long-Term Glucose Sensor and other Licensed Products in foreign countries, and MRG will cooperate in such efforts.

                           6.11.3 MiniMed will provide MRG information on the
protocols and results obtained in MiniMed's trials of MiniMed's glucose sensors; such information will constitute MiniMed's Confidential Information pursuant to this Agreement.

                           6.11.4 MiniMed's obligations under this Section 6.11
shall terminate at such time as MiniMed's marketing rights with respect to the Long-Term Glucose Sensor are converted to non-exclusive rights pursuant to
Section 6.6.2 or are terminated pursuant to Section 6.6.3 without first being converted to non-exclusive rights.

                  6.12 GOOD MANUFACTURING PROCEDURES. Long-Term Glucose Sensors and other Licensed Products shall be manufactured and tested by MRG in accordance with all applicable U.S. laws and FDA regulations, including but not limited to the FDA's Good Manufacturing Practice and Quality System regulations in effect at the time of such manufacture or testing and MiniMed's quality standards from time to time in effect. MiniMed shall have the right, at its expense, to conduct quality audits of MRG and of the Licensed Products, and MRG shall fully cooperate in all such activities. MRG shall notify MiniMed of any FDA inspection of its production facilities used to manufacture any Long-Term Glucose Sensors or other Licensed Products and shall furnish MiniMed with copies of any FDA Form 483 or similar report to the extent that they apply to any or Long Term Glucose Sensors or other Licensed Products.

                  6.13 RECORDS AND TRACEABILITY. Each of the Parties hereby covenants and agrees that during the Exclusive Marketing Agreement Term and any renewals thereof, and for a minimum period of seven years thereafter, it shall each maintain complete and accurate traceability records for all Long-Term Glucose Sensors and other Licensed Products that are manufactured and sold under this Exclusive Marketing Agreement, including pertinent data, research reports, test results, and know-how data, as required under all applicable FDA regulations and other U.S. or other applicable laws or regulations then in effect. Each of the Parties hereby covenants during the term of this Exclusive Marketing Agreement and any renewals thereof and for a minimum period of three
(3) years thereafter or such longer period as may be required by law, to maintain adequate business and sales records regarding the distribution of all Long-Term Glucose Sensors and other Licensed Products, including pertinent data, research reports, test results, and know-how data to meet or exceed all applicable FDA and other U.S. or other applicable laws or regulations then in effect. MRG and MiniMed each shall give each other access to these records in the event of an FDA recall of any product subject to this Exclusive Marketing Agreement, or for other purposes of the Parties in complying with applicable Regulatory requirements.

                  6.14 COMPLIANCE WITH LAW. MiniMed and MRG shall each comply with all federal, state and local laws (and the laws of any foreign jurisdictions in which the Licensed Products are manufactured or sold) applicable to the manufacture, sale and/or distribution of the Licensed Products to the extent that each of them engages in any such activities. MiniMed shall procure and maintain all necessary permits, consents, and qualifications necessary for it to market and distribute the Licensed Products.

                  6.15 MiniMed warrants and covenants to MRG that:

                           6.15.1 MARKETING ACTIVITIES. MiniMed shall (a)
maintain adequate warehouses, inventory and other facilities and (b) shall train and equip sufficient staff to promote, sell and distribute the Licensed Products in a commercially reasonable manner.

                           6.15.2 MARKET INTRODUCTION AND TRADE PRESENTATIONS.
MiniMed shall be responsible for and shall bear the cost and expense of all advertising, trade show exhibits, advertising and user training with respect to the marketing of the Licensed Products.

                           6.15.3 PATENT IDENTIFICATION. MiniMed will, and will
cause its Affiliates, its sublicensees and their Affiliates to apply to all Licensed Products proper patent notice in accordance with U.S. and any foreign statutes relating to the marking of patented articles.

                           6.15.4 MINIMED'S LIABILITY INSURANCE. Beginning on
the date on which the first sale of a Licensed Product is made by MiniMed or an Affiliate or distributor of MiniMed and continuing until the expiration of ten
(10) years from the date on which the last sale of a Licensed Product occurs, MiniMed shall maintain product liability insurance (containing a Products Contractual Liability Endorsement covering MiniMed's obligations under Section 6.15.5) on such Licensed Product in amounts that are consistent with the amount of products liability insurance that are maintained by MiniMed on similar products sold by MiniMed for similar or related purposes, but in no event less than Fifteen Million Dollars ($15,000,000). MRG shall be named as an additional insured in each policy of insurance required to be maintained by MiniMed hereunder. In the event the cost of the products liability insurance (including the Products Contractual Liability Endorsement) exceeds a reasonable amount as a result of claims made relating to any failure of the Long-Term Glucose Sensor to perform in accordance with applicable specifications (whether as a result of a defect or otherwise), MRG will pay the incremental cost of the insurance in excess of said reasonable amount (notwithstanding the first sentence of this Section 6.15.4). If MiniMed ceases to be the exclusive distributor of Licensed Products for any reason, the amount and coverage of insurance required to be maintained by MiniMed shall be appropriately reduced to cover and reflect the risk for Licensed Products sold and to be sold by MiniMed. In the event MiniMed cannot obtain the insurance required by this Section 6.15.4 because MiniMed is not the manufacturer of the Licensed Products or for any other reason not involving fault by MiniMed, MRG shall obtain and maintain such insurance for the benefit of MRG and MiniMed at the cost of MRG.

                           6.15.5 INDEMNITY. MiniMed shall indemnify, defend and
hold harmless MRG and its manager, directors, officers, and employees from, and shall pay any and all damages, costs, attorneys' fees or fines in excess of the amounts MRG actually recovers under the insurance policy referred to in Section
6.15.4 or any other policy maintained by MiniMed or MRG resulting from all claims or liability for bodily injury, death and/or property damage arising out of the activities, services, or other involvement of MiniMed with respect to any sale or delivery of products sold or otherwise provided by MRG resulting from or caused by the actual or alleged negligence or willful misconduct of MiniMed and shall bear all costs and expenses of defending such claims (including attorney's fees incurred by MRG as contemplated by Section 6.17).

                           6.15.6 REGULATORY APPROVALS. MiniMed shall use
commercially reasonable efforts to (a) obtain all Regulatory Approvals necessary to market the Licensed Products at the earliest reasonable date inside United States, in the European Union and in such other jurisdictions as MiniMed may reasonably determine, in exercise of its business discretion and, (b) as soon as it is legally permitted to do so, to promote, market, sell and distribute the Licensed Products during the Exclusive Marketing Agreement Term; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, MRG's sole remedy for breach of MiniMed's obligations under (b) above shall be conversion of MiniMed's marketing rights to a non-exclusive basis or termination of said marketing rights as elsewhere provided. MiniMed's obligations under this Section 6.15 shall terminate at such time as MiniMed's marketing rights with respect to the Long-Term Glucose Sensor are converted to non-exclusive rights pursuant to Section 6.6.2.

                  6.16 INDEMNITY. MRG shall indemnify, defend and hold harmless MiniMed and its directors, officers and employees from, and shall pay any and all damages, costs and attorneys fees in excess of the amounts MiniMed actually recovers under the liability insurance required by Section 6.15.4 or any other policy maintained by MiniMed or MRG, resulting from all claims and liability for bodily injury, death and/or property damage arising out of any actually or allegedly defective products sold to MiniMed pursuant to this Agreement or any actual or alleged negligence or misconduct of MRG in carrying out the terms of this Agreement and shall bear all costs and expenses of defending such claims (including attorneys' fees incurred by MiniMed or the allocable cost of MiniMed's in-house counsel). This indemnity does not extend to any claim or loss which results from the Long Term Glucose Sensor causing any other component, device or thing (other than an implantable pump system or other Licensed Product sold by MRG) to fail or the Long Term Glucose Sensor failing as a result of use with any such other component, device, thing, or technology; nor does this indemnity extend to failure of any other such component, device, thing, or technology to work caused by a Long Term Glucose Sensor which is not improperly manufactured. As used in this Section 6.16 "defective product" means the product does not conform to applicable specifications or has a defect in materials or workmanship or design or is damaged at the time of delivery to MiniMed at the F.O.B. point. This indemnity does not extend to any claim or loss which results from a Licensed Product causing any other component, device or thing to fail (other than another Licensed Product or any component thereof and other than the implantable pump system or any component thereof for which the Licensed Product was designed) or a Licensed Product failing as a result of use with any such other component, device, thing or technology, nor does this indemnity extend to failure of any such other component, device or thing or technology to work caused by a Licensed Product which is properly manufactured.

                  6.17 THIRD PARTY CLAIMS. The Party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying Party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to a Third Party to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided, however, that the Indemnitee at all times shall have the right to fully participate in the defense at its own expense. If the Indemnitor shall fail to defend within a reasonable time after such notice, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor.

                  6.18 INSPECTION OF LONG-TERM GLUCOSE SENSORS. MiniMed shall conduct any incoming inspection tests not later than forty-five (45) days from the date of receipt of the Licensed Products at the shipping address to which MiniMed has requested delivery of such

Licensed Products. Licensed Products not rejected by MiniMed by written notice to MRG within such period shall be deemed accepted, with the exception of Licensed Products with latent defects that are not readily observable by MiniMed. In the event of any shortage, damage or discrepancy in or to a shipment of Licensed Products or in the event any Licensed Products fail to comply with the then current specifications for the Licensed Products, MiniMed shall report promptly such shortage, damage or discrepancy or failure to MRG and furnish such written evidence or other documentation as MRG reasonably may deem appropriate. If such shortage, damage or discrepancy or non-conformity with specifications existed at the time of delivery of Licensed Products at the F.O.B. point, MiniMed may return the Licensed Products to MRG at MRG's expense, and MRG shall at MRG's option either (a) promptly deliver substitute Licensed Products of the same or another acceptable design to MiniMed in accordance with the delivery procedures set forth herein, or (b) refund to MiniMed the cost of the Licensed Products, including all costs of shipping, handling, insurance, import and export taxes and other similar costs incurred by MiniMed.

                  6.19 WARRANTY. MRG warrants to MiniMed that Licensed Products sold by MRG to MiniMed under this Agreement shall be in conformance with applicable specifications and shall be free from defects at the time of delivery at the F.O.B. point.

                  6.20 REMEDIES FOR BREACH OF WARRANTY. In the event that any Licensed Product manufactured or sold by MRG to MiniMed under this Agreement fails to comply with the limited warranty provided for in Section 6.19 and MiniMed delivers notice of such noncompliance to MRG, within six (6) months of the delivery of such Licensed Product to MiniMed or within six (6) months of MiniMed's discovery of any latent defects in a Licensed Product that are not readily observable by MiniMed, MRG will, unless the Licensed Product defect is the result of any act of MiniMed, at MRG's option, either (a) correct such failure by suitable repair or replacement at its own expense or (b) refund to MiniMed the cost of the Licensed Product, including all costs of shipping, handling, insurance, import and export taxes and other similar costs incurred by MiniMed; however, MRG shall have no liability whatsoever for incidental or consequential damages but in no event shall bodily injury, death or property damage caused by a Licensed Product be deemed to be incidental or consequential damages.

                  6.21 REPRESENTATIONS REGARDING INTELLECTUAL PROPERTY RIGHTS. MRG represents that MRG's Glucose Sensing Technology is not and will not be subject to any encumbrance, lien or claim of ownership of any Third Party except for the rights of the licensors of the Mann Foundation Rights and the UC Rights. To the best of MRG's knowledge but without having conducted a patent infringement search, the manufacture, use or sale of MRG's Glucose Sensing Technology will not infringe any intellectual property rights of any Third Party. MRG has not licensed MRG's Glucose Sensing Technology to any Third Party. The agreements giving rise to the Mann Foundation Rights and the UC Rights are in full force and effect except as previously described by MRG to MiniMed in writing. MRG will indemnify, defend and hold harmless MiniMed and its directors, officers and employees from, and shall pay one half of any and all damages, costs and attorneys' fees (including allocable costs of in house counsel) arising out of or relating to, any claim that any of the Licensed Products infringes any patent, trade secret or other proprietary right of a Third Party except that in no event shall MRG be obligated to pay more than $15,000,000 in the aggregate for all such indemnification, including any payments by MRG under Section 6.9.3.

                           6.21.1 MINIMED'S INTELLECTUAL PROPERTY RIGHTS. If the
present design of any part of a Licensed Product infringes any current or future MiniMed patent, trade secret or other proprietary rights, MiniMed hereby grants to MRG a non-exclusive, fully paid, royalty free license to use those patent rights in the manufacture, sale and use of Licensed Products except for such rights as are licensed to MiniMed by a Third Party. If the present design of any MiniMed product now being commercially distributed or in development, including without limitation MiniMed's short-term glucose sensor, infringes any MRG current or future patents, trade secret or other proprietary right, MRG hereby grants to MiniMed a non-exclusive, fully paid, royalty-fee license to use those rights in the manufacture, sale and use of such products except for such rights as are licensed to MRG by a Third Party.

                  6.22 LIMITATIONS ON WARRANTIES AND REMEDIES

                           6.22.1 LIMITATIONS ON WARRANTIES. EXCEPT AS EXPRESSLY
SET FORTH IN SECTION 6.19 or 6.21, MRG MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS, INCLUDING, BUT NOT LIMITED TO, (a) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (b) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALIDITY OR SCOPE OF ANY PATENT RIGHTS, OR (c) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE OWNERSHIP OF ANY TECHNOLOGY OR THE LICENSED PRODUCTS OR THE INFRINGEMENT BY THE SAME OF THE PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY, OR (d) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ABSENCE OF ANY DEFECT IN THE LICENSED PRODUCTS.

                  6.22.2 LIMITATIONS ON REMEDIES. EXCEPT AS SET FORTH IN SECTION
6.16 and 6.21, IN NO EVENT SHALL MRG BE LIABLE TO MINIMED FOR ANY DAMAGES FOR LOST PROFITS, LOST SAVINGS OR OTHER CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH MRG'S MANUFACTURE OF THE LICENSED PRODUCTS, EVEN IF MRG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DAMAGES FOR PHYSICAL INJURY, DEATH OR PERSONAL INJURY SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. THE PROVISIONS OF THIS 6.22.2 SHALL NOT APPLY TO DAMAGES FOR THE INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN SECTIONS 13.1.1 THROUGH 13.1.3.

                  6.22.3 REMEDY FOR BREACHES COVERED BY SECTION 6.22.2. Notwithstanding Section 6.22.2, if (a) MRG breaches any obligation under this Agreement for which lost profits, lost savings or consequential damages would have been available but for Section 6.22.2, (b) such breach is material, (c) MRG did not use commercially reasonable efforts to perform that obligation and (d) MRG failed to actually and fully perform the obligation in default within 30 days after MiniMed delivered written notice of the breach to

MRG, then MiniMed will have the right to undertake to manufacture the Licensed Products or contract with others to do so after asserting such right in a written notice delivered to MRG. Either party will have the right to commence an arbitration in accordance with Section 18 to determine whether MiniMed has that right under this Section 6.22.3. The decision of the arbitrator or arbitrators will be final and binding on the parties. Pending the arbitration, MiniMed will not be entitled to undertake manufacturing or contract with others to do so and MRG will continue to have all of its obligations under this Agreement. If neither party commences an arbitration within 30 days after MiniMed's written notice referred to above is delivered, MiniMed will be deemed to have the right to undertake to manufacture the Licensed Products or contract with others to do so. If MiniMed undertakes to manufacture Licensed Products pursuant to this
Section 6.22.3, MiniMed shall have no further obligation to purchase Licensed Products from MRG and the provisions of Section 6.4.3 shall apply.

                  6.23 TERMINATION. MiniMed may terminate the Exclusive Marketing Agreement or Section 6.3 with respect to exclusivity at its sole discretion by giving MRG written notice of its intention to terminate, specifying the date of termination. The Exclusive Marketing Agreement shall be subject to termination by MRG only as provided in Sections 6.6.2, 6.6.3 or 8.

                  6.24 TRADEMARKS. All trademarks and tradenames developed during the terms of this Agreement shall remain the sole property of the developing Party. MiniMed will have the right to use its own trademarks and tradenames in connection with the advertising, promotion, distribution and sale of the Licensed Products. MRG will incorporate such trademarks and tradenames into the Licensed Products and the packaging therefor as reasonably requested by MiniMed. During the term of this Agreement MiniMed may, in its sole and absolute discretion, use the trademarks and tradenames of MRG applicable to the Licensed Products, but only in connection with the advertising, promotion and sale of the Licensed Products that it purchases from MRG and provided that it properly uses such trademarks and tradenames. Such use of MRG's trademarks and tradenames will not give rise to any rights of MiniMed therein. The design and printing of the packaging will be determined by MiniMed, and MiniMed will have the responsibility to be sure that all legal requirements with respect thereto are satisfied. The right to use the MiniMed trademarks and tradenames by MRG will be only with the written consent of MiniMed and for Licensed Products. Upon termination of the exclusivity of MiniMed Distribution Rights, the limited right of MRG to use MiniMed's trademarks and tradenames shall be limited to use in connection with Licensed Products sold to MiniMed.

                  6.25 IMPROVEMENTS TO INTELLECTUAL PROPERTY.

                           6.25.1 IMPROVEMENTS BY MRG. Any Improvements to the
Technology, Technical Information or Confidential Information developed by MRG related to the Licensed Products during the term of this Agreement are, as between MRG and MiniMed, owned by MRG.

                           6.25.2. IMPROVEMENTS BY MINIMED. Any Improvements to
the Technology, Technical Information or Confidential Information developed by MiniMed relating to Licensed Products shall be owned by MiniMed; however, MRG will have the right to make, use and sell the Improvements and sublicense others to do so, subject to the payment by MRG to MiniMed of a reasonable royalty to be agreed upon by the parties or, if the parties cannot agree within a reasonable time, by arbitration pursuant to Section 18.

                           6.25.3 JOINT IMPROVEMENTS. Any patented Improvement
jointly owned by the Parties shall not be licensed to any Third Party without the written consent of both parties.

                           6.25.4 TERM OF LICENSES; PATENTS. Any licenses
granted under Sections 6.25.1 through 6.25.3 shall survive until the last to expire of the patents on the Improvements, if any, which are the subject of the license, which may be a date after the termination of this Agreement. If there are no such patents or when the last of any such patents expires, any such license will continue for as long as is legally permissible. MiniMed agrees to assist MRG in filing any patent applications and obtaining any patents (including execution of assignments and other documents and instruments necessary and proper) to carry out the provisions of these sections.

         7.       INDEPENDENT CONTRACTORS

                  7.1 The relationship between MiniMed and MRG under this Agreement is solely that of independent contractors.

                  7.2 Neither Party shall have the right to bind the other or to incur obligations on the other's behalf without the other's prior written consent in each instance.

         8.       TERMINATION

                  8.1 TERMINATION FOR CAUSE. Either Party will have the right to terminate this Agreement upon the occurrence of any of the events specified in Sections 8.1.1 through 8.1.3. Any such termination may only be made by delivering notice of intention to terminate to the other Party specifying the effective date of the termination which shall be not less than thirty (30) days after delivery of the notice. Said thirty (30) days shall be in addition to any of the cure periods specified in Sections 8.2.1:

                           8.1.1 MATERIAL DEFAULT. The other Party (herein, a
"defaulting party") has failed to perform any material term, condition or obligation to be performed by it under Section 5 or 6 of this Agreement and such failure remains uncured after written notice of default, specifying the nature thereof in reasonable detail, has been given to the defaulting party unless, in the case of a default that does not involve the payment of money, prior to the expiration of the applicable cure period, the defaulting party has commenced and thereafter pursues and completes with due diligence those actions necessary to cure such default within the applicable cure period. The applicable cure period for the failure to pay money shall be thirty (30) days and the applicable cure period for any other default shall be sixty (60) days, but said 60-day period shall be subject to extension for a reasonable period of time if the default is of such nature that it cannot reasonably be cured with due diligence with sixty
(60) days. A default in the payment of money shall not be deemed material unless the amount thereof exceeds $100,000. In the event of a default under any provision of this Agreement other than Sections 5 and 6, the Agreement may not be terminated as a remedy therefor, but the non-defaulting Party will have all other rights and remedies under applicable law, including without limitation the recovery of damages.

                           8.1.2 EARLY TERMINATION OF IMPLANTABLE PUMP LICENSE
AND DISTRIBUTION AGREEMENT. Prior to MiniMed's exercise of the Option pursuant to Section 6.1 of this Agreement, MRG shall be entitled to terminate this Agreement if the Implantable Pump License and Distribution Agreement is not or is no longer effective or ceases to be legally binding or enforceable as to MiniMed, except as a result of termination by MiniMed in accordance with the Implantable Pump License and Distribution Agreement.

                           8.1.3 BANKRUPTCY OR INSOLVENCY. The other Party (an
"insolvent party") becomes bankrupt or insolvent or a receiver is appointed for the business and/or assets of such other Party or an assignment is made by such other Party for the benefit of its creditors, in each case whether by the voluntary act or otherwise and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within sixty (60) days thereafter.

                  8.2 RIGHTS AND DUTIES UPON TERMINATION. The termination of this Agreement for any reason shall be without prejudice to the right of either Party to receive any payments accrued under any provision of this Agreement prior to the effective date of termination.

                           8.2.1 SURVIVAL OF CERTAIN OBLIGATIONS. The
termination of this Agreement for cause shall be without prejudice to (a) the rights of either Party under Sections 3, 6.13, 6.15.5, 6.16, 6.17, 6.19, 6.20,
6.21, 6.21.1, 6.24, 6.25, 8.2, 11, 17, 18, and 23 or (b) any remedies which such
Party may then or thereafter acquire.

                  8.3 SEPARATE AGREEMENTS. The Implantable Pump License and Distribution Agreement, the Agreement Re Implantable Pump Business between the Parties dated the same date as this Agreement and the Secured Promissory Note and Security Agreement referred to in Section 2.4, the Line of Credit Note referred to in Section 4.2 and the Lease referred to in Section 5 of the Agreement Re Implantable Pump Business shall be considered completely separate from this Agreement and not a part hereof. No default under such other documents shall affect the rights and obligations of the Parties under this Agreement, and no default under this Agreement shall affect the rights and obligations of the Parties under those other documents, except as provided in Section 8.1.2.

         9.       FORCE MAJEURE

                  9.1 Any Party's delay or failure in performing its obligation under this Agreement shall be excused to the extent caused by forces beyond that Party's reasonable control, including, without limitation, the following: war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies. The unavailability of funds to any Party to perform any obligation under this Agreement shall not excuse performance under this Agreement regardless of the reason therefor.

                  9.2 Each Party claiming the benefit of such an excuse agrees to notify the other promptly in writing of any such delay or failure in performance, and to resume performance as soon as is reasonably practicable.

         10.      NOTICES

                  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(a) if personally delivered, when so delivered, (b) if mailed, seventy-two (72) hours after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the Party to whom it is directed at the address set forth below or (c) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received:

         If to MiniMed:

                  MiniMed Inc.
                  12744 San Fernando Road
                  Sylmar, California 91342
                  Attention:  General Counsel
                  Telephone No.:  (818) 362-5958
                  Telecopier No:  (818) 367-1460

         With a copy to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California 91423
                  Attention:  Roy J. Schmidt
                  Telephone No.:  (213) 229-7000
                  Telecopier No:  (213) 229-7520

         If to Medical Research Group, LLC:

                  Medical Research Group, LLC
                  12744 San Fernando Road
                  Sylmar, California 91342
                  Attention:  President
                  Telephone No.:  (818) 362-8084
                  Telecopier No:  (818) 364-2647

         With a copy to:

                  Lyon & Lyon LLP
                  633 W. Fifth Street, Suite 4700
                  Los Angeles, California 90071-2066
                  Attention:  Roy L. Anderson, Esq.
                  Telephone No.:  (213) 955-0304
                  Telecopier No:  (213) 955-0440

         11.      ASSIGNMENT

                  Neither Party shall be entitled to assign its rights or to delegate its duties under this Agreement, whether by law or otherwise, without the express written consent of the other Party except that either Party may assign this Agreement to (a) a wholly owned subsidiary of said Party, or (b) a Third Party who acquires either Party by merger or acquisition of 80% or more of the outstanding capital stock of said Party (although no change in the ownership of equity interests of said Party shall be deemed to constitute an assignment of this Agreement), or (c) a Third Party who acquires all or substantially all of the assets of either Party, so long as the assignee agrees to assume all of the obligations of said Party under this Agreement. In the event of such an assignment the Party making the assignment shall remain fully liable for the performance of its obligations hereunder.

         12.      SEVERABILITY

                  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         13.      REPRESENTATIONS AND WARRANTIES

                  13.1 REPRESENTATIONS AND WARRANTIES OF MRG. MRG hereby represents and warrants to MiniMed that the statements set forth in Sections
13.1.1 through 13.1.3 hereof are true and correct.

                           13.1.1 ORGANIZATION AND STANDING. MRG is duly
organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to own its property and carry on its business as now conducted.

                           13.1.2 AUTHORITY AND ENFORCEABILITY. MRG has the
right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by MRG which are necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement upon being duly executed constitutes a legal, valid and binding agreement of MRG and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies.

                           13.1.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS.
The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Articles of Organization or Operating Agreement of MRG amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body, or any mortgage, deed of trust or other agreement or instrument to which MRG is a party or by which it is bound. The execution, delivery and performance of this Agreement by MRG will not subject MiniMed to any lien, charge or encumbrance nor any tax or penalty (other than normal income, property and sales and use taxes) arising as a result of MRG's financial condition, status, previously incurred obligations, ownership or relationship with other parties.

                  13.2 REPRESENTATIONS AND WARRANTIES OF MINIMED. MiniMed hereby represents and warrants to MRG that the statements set forth in Sections 13.2.1 through 13.2.3 hereof are true and correct.

                           13.2.1 ORGANIZATION AND STANDING. MiniMed is a
corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority (corporate and other) to own its property and carry on its business as now conducted.

                           13.2.2 AUTHORITY AND ENFORCEABILITY. MiniMed has the
right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals (corporate and other) have been secured by MiniMed which are necessary to authorize the execution, delivery and performance of this Agreement; and upon being duly executed this Agreement constitutes a legal, valid and binding agreement of MiniMed and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies.

                           13.2.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS.
The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of MiniMed, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body, or any indenture, mortgage, deed of trust or other agreement or instrument to which MiniMed is a party or by which it is bound.

         14.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

                  All representations, warranties and agreements made by MiniMed or MRG in this Agreement shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any Party hereto.

         15.      ENTIRETY

                  This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement, except the Mutual Nondisclosure Agreement between the Parties with an effective date of January 2, 1996, the Implantable Pump License and Distribution Agreement and the Agreement Re Implantable Pump Business between the Parties dated the same day as this Agreement.

         16.      AMENDMENT; WAIVER

                  This Agreement may be amended, modified, superseded or canceled, and any of the terms and conditions hereof may be modified, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. No supplement, modification, waiver or termination of this Agreement shall be valid unless it has been reduced to writing and executed by the Party to be bound thereby. The failure of a Party at any time or from time to time to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

                  Subject to the restrictions on modification in this Section 16, to the extent that any provision of this Agreement purports to grant rights or create obligations that are inconsistent with either: (1) MRG's Mann Foundation Rights or UC Rights, or (2) MiniMed's Johns Hopkins' Rights or Wilson Greatbatch Rights (collectively, the "Rights"), the Parties shall meet and confer to bring such provision in conformity with such Rights.

         17.      USE OF NAME

                  Except as provided in Section 6.24, neither MiniMed nor MRG shall use the name of the other Party or of any staff member or employee of the other Party or any adaptation thereof in any advertising, promotion or sales literature in a manner which would constitute an express or implied endorsement by the other Party or of any staff member or employee thereof for any commercial product without the prior written consent of the other Party in each instance.

         18.      SETTLEMENT OF DISPUTES

                  18.1 DISPUTES AND ARBITRATION. Unless the relief sought requires the granting of equitable relief pursuant to Section 18.1.1, below, any dispute or controversy (whether based upon the law of torts or of contracts) arising in connection with this Agreement, including (a) disputes relating to the formation of this Agreement or the performance, interpretation, enforcement, application or validity of its provisions, and (b) issues that may be based upon or arise out of disputes that MRG or MiniMed has with Third Parties, shall upon the demand of either Party be resolved by arbitration held at Los Angeles, California, in accordance with the arbitration procedures established by the Rules of Commercial Arbitration of the American Arbitration Association, except as otherwise provided herein.

                           18.1.1 If in connection with any such dispute or
controversy either Party seeks the issuance of a temporary restraining order or the granting of preliminary injunctive relief, the court shall have the right and power to grant the requested relief on a temporary basis pending the resolution of factual issues by arbitration in accordance with Section 18.1.2, and to thereafter enforce any award made in such arbitration proceedings.

                           18.1.2 The following principles and conditions will
apply in all arbitration proceedings conducted pursuant to this Agreement:

                           A. During the thirty (30) days following the date
that the written notice is given by either Party demanding the submission of the dispute to arbitration, MRG and MiniMed will endeavor to select three independent arbitrators having no substantial economic or other material relationship with either MRG or MiniMed. If the issue in dispute involves matters of patents, licensing or technology, the arbitration panel shall include at least two persons who are knowledgeable in such matters. If the Parties cannot mutually agree on the three arbitrators within such thirty (30)-day period, then each Party will, within seven (7) days after the expiration of such thirty (30)-day period, select one independent arbitrator and those two arbitrators shall select the third independent arbitrator.

                           B. Discovery of evidence shall be conducted
expeditiously by the Parties and in accordance with the general principles embodied in the California Civil Discovery Act. To the extent that it is necessary, either Party may apply to a court of competent jurisdiction for assistance in obtaining discovery of evidence for presentation to the arbitrators.

                           C. Except as provided in Section 6.5.1, the
arbitrators shall issue findings of fact and conclusions of law.

                           D. The arbitration will be conducted as a case would
be represented to a trial court without a jury. The arbitrators in their discretion may hear any type of evidence, including hearsay evidence. The arbitrators shall decide the dispute in accordance with applicable law and render a written decision, setting forth their findings of fact and the principles upon which they relied in making their award. The decision of the arbitrators shall be final and binding on the Parties.

                           18.1.3 In the case of an arbitration to determine the
adjustment on prices referred to in Section 6.5.1, the arbitrators shall permit each of the Parties to submit written and oral information and argument, shall decide the matter in accordance with the standard set forth in Section 6.5.1 and shall issue a written opinion explaining in reasonable detail the basis for their decision on the adjustment in prices. The decision of the arbitrators shall be final and binding on the Parties.

                  18.2 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement or any arbitration award made pursuant to Section 18.1, above, then the Party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

         19.      GOVERNING LAW

                  The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that State.

         20.      HEADINGS

                  Section and subSection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

         21.      THIRD PARTIES

                  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than MiniMed or MRG any rights or remedies under or by reason of this Agreement.

         22.      COUNTERPARTS

                  This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         23.      JURISDICTION

                  23.1 Each Party hereto irrevocably submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement. Any arbitration proceedings according to Section 18.1 shall be conducted in the City of Los Angeles. To the fullest extent it may effectively do so under applicable law, each Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  23.2 Each Party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to hereinabove brought in any such court shall be conclusive and binding upon such Person and its successors and assigns and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such Person is or may be subject) by a suit upon such judgment.

                  23.4 Nothing in this Section 23 shall be construed to limit the force or effect of Section 18.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first set forth above.


MINIMED INC., a Delaware               MEDICAL RESEARCH GROUP, LLC, a California
corporation                            limited liability company

                                       By AEM MiniMed Corp., its Managing Member




By:  /s/ TERRANCE H. GREGG               By:  /s/ ALFRED E. MANN
     -------------------------------          ----------------------------------
        Terrance H. Gregg                     Alfred E. Mann
        President and Chief                   President
        Operating Officer




By:  /s/ ERIC S. KENTOR                  By:  /s/ RONALD LEBEL
     -------------------------------          ----------------------------------
       Eric S. Kentor                         Ronald Lebel
       Senior Vice President and              President, MRG, LLC
        General Counsel

                EXAMPLE OF APPLICATION OF SECTIONS 6.6 AND 6.6.1

                  1. Assume the first Regulatory Approval referred to in Section
6.6 outside of the United States is obtained in the EU on November 20, 2003. This means that the First Year in the table in Section 6.6 for the OUS begins December 1, 2003 and ends November 30, 2004.

                  2. Assume that the first Regulatory Approval referred to in
Section 6.6 in the United States occurs on March 7, 2005. This means that the First Year in the table in Section 6.6 for the US begins April 1, 2005 and ends March 31, 2006.

                  3. Assume the first Regulatory Approval in Japan is obtained on July 1, 2007. Assume that no Regulatory Approvals are obtained in any other jurisdiction and no Regulatory Approvals are suspended or revoked.

                  4. Since the period from November 20, 2003 to December 31, 2003 is less than a full year, there shall be no Minimum Purchase Requirement for the OUS for calendar year 2003. Likewise there will be no Minimum Purchase Requirement for the US for calendar years 2003 through 2005.

                  5. The Average Annual Percentage for the OUS for calendar year 2004 will be equal to the sum of (i) 3.33% (the average monthly percentage for the period from December 2003 through November 2004) multiplied by 11 plus (ii) 4.167% (the average monthly percentage for December 2004, or 40.83%. The Minimum Purchase Requirement for the OUS for calendar year 2004 will equal 40.83% of the total number of pump systems sold to customers located in the EU during that calendar year. Only pump systems sold to customers in the EU (with and without Long-Term Glucose Sensors) are included in the calculation.

                  6. The Average Annual Percentage for calendar year 2005 for the OUS will be 50.83% calculated as provided in 5 above. The Minimum Purchase Requirement for the OUS for calendar year 2005 will equal 50.83% of the total number of pump systems sold in the EU during that calendar year.

                  7. The Average Annual Percentage for the OUS for the calendar year 2006 will be 60.83% calculated as provided in 5 above. The Minimum Purchase Requirement for the OUS for calendar year 2006 will equal 60.83% of the number of total number of pump systems sold in the EU during that calendar year. The Average Annual Percentage for the US for calendar year 2006 will be 47.50% calculated as provided in 5 above. The Minimum Purchase Requirement for the US for calendar 2006 will equal 47.5% of the total number of pump systems sold in the US during that calendar year.

                  8. The Average Annual Percentage for the OUS for calendar year 2007 will be 70.83%. The Minimum Purchase Requirement for the OUS for calendar year 2007 will equal 70.83% of the total number of pump systems sold in the EU during the full calendar year plus the number of pump systems sold in Japan for the period from July 1, 2007 to December 31, 2007. The Average Annual Percentage for the US for calendar year 2007 will be 57.5%, and the Minimum Purchase Requirement for that calendar year will equal 57.5% of the total number of pump systems sold in the US during that calendar year.